SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 30, 2002

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5.  Other Events

         1.  Revolving Credit Facility.  On April 30, 2002, the Registrant entered into a three year revolving credit facility agreement (the “Agreement”) with CapitalSource Finance LLC for a maximum principal amount of $2,500,000.  Advances may be drawn and repaid, from time to time, under the Agreement.  The Registrant may request advances under the Agreement up to the value of eighty-five percent of eligible receivables and fifty percent of eligible finished goods inventory.  Interest on outstanding advances is payable monthly in arrears at the rate of prime plus 2.5% per annum, but not less than 7.5% per annum.  The Registrant will pay a monthly collateral management fee at the rate of 1.5% per annum upon the daily average amount of advances outstanding each month.  In addition, the Registrant will pay a monthly unused line fee at the rate of 0.6% per annum upon the difference between the daily average amount of advances outstanding and $2,500,000.  Outstanding advances are secured by all existing and after-acquired tangible and intangible assets of the Registrant. At April 30, 2002, maximum potential advances under the Agreement are estimated to be in the range of $1.2 to $1.4 million.  Advances will be utilized to fund strategic initiatives and general working capital requirements.  The Registrant incurred loan origination and legal fees of approximately $75,000 in connection with the negotiation and implementation of the Agreement.

         2.  Loan Covenants.  The Agreement includes the following covenants as measured at the end of each month for the average of the three most recent calendar months:  (a) the Registrant must maintain a positive EBITDA (earnings before interest, taxes, depreciation and amortization), and (b) the Registrant’s fixed charge ratio (EBITDA divided by the sum of debt service, capital expenditures, income taxes and dividends) may not be less that 1.2:1.0.  Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the Agreement.

         3.  Termination Provisions.  The Registrant may terminate the Agreement at any time by paying off all outstanding indebtedness and any other payments due to the lender.  Early termination fees of $50,000 or $25,000 are payable if termination occurs before April 30, 2003 or April 30, 2004, respectively.  There is no fee for termination of the Agreement after April 30, 2004.

         The Registrant incorporates by reference herein a conformed copy of the Agreement discussed above which Agreement is attached hereto as Exhibit 10.01.

Item 7.  Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits:

10.01 – Revolving Credit, Term Loan and Security Agreement

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: May 16, 2002	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer